UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2012

3Power Energy Group, Inc. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	333-103647 (Commission File Number)	98-0393197 (IRS Employer Identification No.)

P.O. Box 50006, Sh. Rashid Building, Sh. Zayed Road., Dubai, United Arab Emirates
(Address of principal executive offices)

011 97 14 3210312 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into Material Definitive Agreements

PAL Agreement

On January 3, 2012, we entered into a Cooperation Agreement with Power Andina Limited (“PAL”).  Pursuant to the Cooperation Agreement, we agreed to reallocate the project under the May 2011 acquisition agreement with PAL, in exchange for PAL providing us with the rights to the Hacienda Quichote 19.5 MW wind farm project in the Republic of Chile with more than four years of bankable wind data, which, PAL has also completed the project permissions, preliminary project design, and the environmental permitting process (collectively the “Predevelopment Work”).  In return for the Predevelopment Work, we shall register 7,000,000 shares of PAL’s previously issued shares of our common stock as soon as reasonably practicable and pay PAL $20,000 per MW upon execution of the Final Financing Structure Agreement as defined in the Cooperation Agreement.

Falak Settlement

On December 31, 2011, we entered into a Settlement Agreement (the “Falak Agreement”) with Falak Holding Group (“Falak”).

The Falak Agreement provides that Falak will accept 4,148,840 shares of our common stock as full satisfaction of our debt obligations to Falak of $2,074,420.

Wuersch Settlement

In November 2011, we entered into a Settlement Agreement (the “Wuersch Agreement”) with Wuersch & Gering LLP (“Wuersch”).

The Wuersch Agreement provides that Wuersch will accept a cash payment of $50,000, payable in five equal installments, and 2,000,000 options to purchase shares of our common stock at $0.54 per share as full satisfaction of our debt obligations to Wuersch of $518,359.  The five cash payment installments of $10,000 are due on the 15th calendar day of each month beginning November 15, 2011 and ending on March 15, 2012.  The November 14, 2011 payment has been made to Wuersch.  However, the December 15, 2011 payment has not been paid.

Hellenic Settlement

On November 15, 2011, we entered into a Settlement Agreement (the “Hellenic Agreement”) with Hellenic Technologies (“Hellenic”).

The Hellenic Agreement provides that Hellenic will accept cash payments of $70,000, payable in five equal installments, and 1,260,000 shares of our common stock as full satisfaction of our debt obligations to Hellenic of $700,000.  The five cash payment installments of $14,000 are due beginning November 14, 2011 and continuing on the 15th calendar day of each month thereafter until paid in full. The November 14, 2011 payment has been made to Hellenic.  However, the December 15, 2011 payment has not been paid.

First Durrant Settlement

On November 14, 2011, we entered into a Settlement Agreement (the “Durrant Agreement”) with Toby Durrant (“Durrant”).

The Durrant Agreement provides that Durrant will accept cash payments of $70,000, payable in five equal installments, as full satisfaction of our debt obligations to Durrant of $70,000.  The Durrant Agreement also provides that we shall issue Durrant 500,000 shares of our common stock for the total value of the seawind merger.  The five cash payment installments of $14,000 are due on the 15th calendar day of each month beginning November 15, 2011 and ending on March 15, 2012.  The payments to Durrant are on hold as of the date of this Form 8-K.

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

We relied on the exemptions from registration relating to all of the above issuances provided under Section 4(2), Regulation D, and Regulation S of the Securities Act of 1933 (the “Securities Act”) We believe the exemptions are available because the shares were not offered pursuant to a general solicitation, and the status of the purchaser of the shares as an “accredited investor” as defined in Regulation D of the Securities Act, and as non-“U.S. persons” as defined in Regulation S under the Securities Act.  The purchasers had adequate access to information about us.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

Effective January 1, 2012, we dismissed Paritz & Company, P.A. (“Paritz”) as our independent auditors.  The decision to change auditors was approved by our Board of Directors on December 18, 2011.

Other than the reports prepared by Paritz dated April 14, 2011 and April 14, 2010 on our financial statements for the Form 10-Ks for the fiscal years ended December 31, 2010 and 2009 which contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern, none of the other reports prepared by Paritz on our financial statements for either of the past two fiscal years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.  Further, there were no disagreements with Paritz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Paritz would have caused Paritz to make reference to the matter in their reports.

Effective January 1, 2012, our Board of Directors appointed RBSM LLP (“RBSM”) as our new registered independent certified public accounting firm.  RBSM is located at 5 West 37th Street, 9th Floor, New York, New York 10018.

We provided a copy of this disclosure to Paritz and requested Paritz to furnish us with a letter addressed to the Securities and Exchange Commission stating whether Paritz agrees with the statements made by us in this report, and, if not, stating the respects in which they do not agree.  A copy of Paritz’s response is included as an exhibit to this Current Report.

Section 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 19, 2011, our Board of Directors appointed Mohammed Falaknaz as the Chairman of our Board of Directors.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(c)           The following exhibits are being furnished herewith:

Exhibit No.           Exhibit Description

16.1	Letter from Paritz & Company, P.A., dated January 6, 2012.

99.1	Press Release dated December 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2012 3POWER ENERGY GROUP, INC., a Nevada corporation /s/ Umamaheswaran Balasubramaniam BY: Umamaheswaran Balasubramaniam ITS: Chief Executive Officer